Exhibit 99.1
GRAINGER COMPLETES ACQUISITION OF CROMWELL

CHICAGO, Sept. 1, 2015 - Grainger (NYSE: GWW), North America’s leading broad line distributor of maintenance, repair and operating (MRO) products serving businesses and institutions, today announced it has completed its previously announced acquisition of Cromwell Group (Holdings) Limited, together with its subsidiaries (“Cromwell”).

Founded in 1970 and headquartered in Leicester, England, Cromwell is the largest independent MRO distributor in the United Kingdom, serving more than 35,000 industrial and manufacturing customers worldwide with more than 80,000 industrial products and employing more than 2,150 team members. Sales for the fiscal year ending August 31, 2015, are forecasted to be approximately £283 million GBP ($440 million USD).
Grainger intends to combine its expertise in supply chain and eCommerce with Cromwell’s product strength and customer relationships to accelerate growth in the core business. Cromwell’s broad product offering will also provide accelerated growth and scale for Grainger’s online MRO model in the U.K. and Germany.

With the completion of this acquisition, Cromwell will now operate as a subsidiary of Grainger and will be reported in Other Businesses.

About Grainger
W.W. Grainger, Inc., with 2014 sales of $10 billion, is North America's leading broad line supplier of maintenance, repair and operating products, with operations also in Asia, Europe and Latin America.

About Cromwell
Cromwell is a leading supplier of products used to maintain, repair and operate facilities in Europe, offering the widest choices to all industries, professions and trades. Operating from its Head Office and Global Distribution Centre based in Leicester, England, Cromwell has 2,150 staff, 54 U.K. branches and 12 international branches. In January of 2012, Cromwell was granted the distinction of a Royal Warrant as "Purveyor of Industrial Supplies to Her Majesty The Queen."

Forward Looking Statements
This press release includes forward-looking statements concerning the acquisition by W.W. Grainger, Inc. of Cromwell Group (Holdings) Limited, including expectations regarding the financial and operational impact of such acquisition on Grainger. Such statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward-looking statements: uncertainty of the financial performance of Grainger following the completion of the transaction; Grainger’s ability to realize the cost savings, synergies and other strategic benefits of the acquisition; governmental laws and regulations affecting domestic and foreign operations; general market conditions; and other risks identified in Grainger's most recent filing on Form 10-K and other SEC filings, all of which are available on its website.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	William Chapman
847-535-5678	O: 847-535-0881
M: 847-456-8647

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